KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE ANNOUNCES PRELIMINARY RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2010

DALLAS, TEXAS . . . February 15, 2011 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), today announced that it expects to report net sales for the fourth quarter of 2010 of $102.4 million, which would be $11.4 million, or 13% higher, than net sales of $91.0 million as reported for the fourth quarter of 2009.  This expected increase in net sales is due primarily to a change in product mix as Keystone’s sales volume of higher-priced, value-added products represented about one-third of the 136,000 tons sold during the fourth quarter of 2010 as compared to only one-fourth of the 134,000 tons sold during the fourth quarter of 2009.   Overall average selling prices were $744 per ton during the fourth quarter of 2010 as compared to $671 per ton during the fourth quarter of 2009.  The increased selling prices resulted in part from the favorable change in product mix as well as higher prices the Company implemented in response to higher operating costs, including ferrous scrap.

For the full year of 2010, Keystone expects to report net sales of $450.7 million, which would be $128.4 million, or 40% higher, than net sales of $322.3 million as reported for 2009.  This expected increase in net sales is due primarily to sales volume during 2010 of 596,000 tons as compared to 422,000 tons during 2009 as economic conditions during the first half of 2009 resulted in a sharp reduction of customer orders.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income or loss before pension and OPEB expense or credits.  A reconciliation of operating income (loss) as reported for the fourth quarter and full year 2009, and as expected to be reported for the same periods in 2010, to operating income (loss) adjusted for pension and OPEB expense or credits is set forth in the table below.   Additionally, Keystone expects to report a pension asset of $155.0 million at December 31, 2010 as compared to the reported pension asset of $84.8 million at December 31, 2009.

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010
	As reported	Expected	As reported	Expected
	(In millions)

Operating income (loss) as reported	$(1.8)	$(6.7)	$3.2	$16.5
Defined benefit pension expense (credit)	1.3	(1.0)	5.9	(4.7)
OPEB credit	(1.2)	(1.2)	(4.8)	(5.2)
Operating income (loss) before pension and OPEB	$(1.7)	$(8.9)	$4.3	$6.6

The expected $7.2 million increase in operating loss before pension and OPEB from the fourth quarter of 2009 to the fourth quarter of 2010 primarily consists of the net effects of the following:
•	the higher overall average selling price in 2010, as discussed above;
•	LIFO expense of $3.1 million during the fourth quarter of 2010 as compared to a $1.7 million LIFO credit during the fourth quarter of 2009;
•	higher costs of ferrous scrap included in product sold during the fourth quarter of 2010 of $57 per ton;
•	increased costs during the fourth quarter of 2010 associated with the annual fourth quarter maintenance shutdown at Keystone’s largest facility;
•	increased utility costs included in product sold during the fourth quarter of 2010; and
•
a credit related to a revision in the estimate of previously accrued employee incentive compensation during the fourth quarter of 2010 due to decreased profitability as compared to an increase in accrued employee incentive compensation during the fourth quarter of 2009 due to increased profitability.

Due primarily to the expected increase in operating loss after pension and OPEB, Keystone expects to report a net loss of $4.7 million, or $0.39 per diluted share, in the fourth quarter of 2010 as compared to a net loss of $2.3 million, or $0.18 per diluted share, in the fourth quarter of 2009.

The expected $2.3 million increase in operating income before pension and OPEB from 2009 to 2010 is primarily due to of the net effects of the following:
•	increased sales volume during 2010 as economic conditions during the first half of 2009 resulted in a sharp reduction of customer orders as discussed above;
•
higher production levels during the first half of 2010 as Keystone operated on substantially reduced production schedules during the first half of 2009 given the sharp reduction in demand, which resulted in a much higher percentage of fixed costs being included in cost of goods sold during 2009 as these costs could not be capitalized into inventory;

•
significant margin compression during 2010 as the Company was not able to implement selling price increases sufficient to restore profitability over increased operating costs due to competitive pressures; average selling prices during 2010 were $749 per ton as compared to $760 per ton during 2009, while average ferrous scrap costs included in product sold during 2010 were $294 per ton as compared to $262 per ton during 2009;

•	increased electricity costs at Keystone’s largest manufacturing facility during 2010;
•	increased maintenance costs during 2010 due to increased production;
•	higher incentive compensation expense during 2010 due to increased operating performance;
•	impairment charges to reduce certain inventories to net realizable value of $2.8 million during 2009 as compared to nominal impairment charges during 2010;
•	bad debt expense of $2.9 million during 2009 primarily due to the Chapter 11 proceedings of one of the Company’s customers as compared to nominal amounts during 2010;
•	decreases in Keystone’s LIFO reserve and cost of goods sold during 2009 of $15.2 million as compared to a $5.4 million increase in Keystone’s LIFO reserve and cost of goods sold during 2010; and
•	a $4.2 million credit to general and administrative expense during 2009 related to the release of accrued environmental costs for certain inactive waste management units.

Due primarily to the expected increase in operating income after pension and OPEB, Keystone expects to report net income of $8.7 million, or $0.72 per diluted share, for the year ended December 31, 2010 as compared to net income of $241,000, or $0.02 per diluted share, for the year ended December 31, 2009.

The expected financial results presented herein are based on management’s analysis for the quarter and year ended December 31, 2010, and are subject to the completion of our financial closing procedures, the completion of the audit of our independent registered public accounting firm and the filing of our Annual Report on Form 10-K for the year ended December 31, 2010.  Those procedures have not been completed.  Accordingly, these expected financial results may change and those changes may be material.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation, U.S. EPA investigations and audits conducted by the Internal Revenue Service,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	The ability of the Company’s customers to obtain adequate credit,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income or loss before pension and OPEB expense or credits, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income or loss before pension and OPEB expense or credits provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire and wire rod.  Keystone also manufactures wire mesh, coiled rebar, steel bar and other products.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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